Exhibit 5

1000 Jackson Street Toledo, Ohio 43604-5573	419.241.9000 419.241.6894 fax
www.slk-law.com

June 3, 2016

Welltower Inc.

4500 Dorr Street

Toledo, Ohio 43615

Re:	WELLTOWER INC.
Registration Statement on Form S-8
Welltower Inc. 2016 Long-Term Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Welltower Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of its Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 10,000,000 shares of common stock of the Company, par value $1.00 per share (the “Securities”), issuable under the Company’s 2016 Long-Term Incentive Plan (the “Plan”), including, without limitation, options and other rights to purchase or acquire the Securities.

In connection with the following opinion, we have examined and have relied upon copies of the Second Restated Certificate of Incorporation of the Company, as amended, the Fifth Amended and Restated By-Laws of the Company, the Registration Statement, the Plan, the resolutions of the Board of Directors of the Company relating to the Plan and the issuance and sale of the Securities, and such other documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth. As to questions of fact material to the opinion, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined. In our examination and in rendering our opinion contained herein, we have assumed the genuineness of all signatures of all parties and the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies.

Based upon the foregoing, and subject to the qualifications and assumptions set forth herein, it is our opinion that the Securities, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Welltower Inc.

June 3, 2016

The opinion expressed herein is limited to the laws of the State of Ohio and the Delaware General Corporation Law (including all applicable Delaware statutory provisions and reported judicial decisions interpreting the foregoing). No opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly contained in the third paragraph hereof. We assume no obligation to update or supplement this opinion to reflect a change in any applicable laws, regulations or administrative or judicial interpretations after the date hereof or any fact or circumstance that may come to our attention after the date hereof.

The undersigned hereby consents to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP

SHUMAKER, LOOP & KENDRICK, LLP